Sagebrush Gold Announces Reduction of Debt and Conversion of Debt for Shares

NEW YORK, November 1, 2011 (GLOBE NEWSWIRE) -- Sagebrush Gold, Ltd. (OTCBB: SAGE.OB - News) and Continental Resources Group, Inc. (OTCBB:CRGC.OB - News) announced today that Sagebrush Gold has prepaid $700,000 of the previously announced $1.7 million loan facility provided to the Company.  The Company also announced that a total of 5 convertible note holders, including Company Chairman Barry Honig, have converted their outstanding notes for shares in Sagebrush Gold at a conversion price of $0.65 per share.  In total, $600,000 of notes were converted, plus accrued interest of $22,500, with the Company issuing 957,692 shares in exchange.

About Sagebrush Gold, Ltd.
Sagebrush Gold, Ltd. is a junior gold exploration company focused on searching for world class resources and seeking out potentially significant gold exploration and development targets in Nevada's leading gold districts.

Legal Notice and Safe Harbor Statement
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of1934. All statements, other than statements of historical fact, including, without limitation, those with respect to the objectives, plans and strategies of the Company set forth herein and those preceded by or that include the words "believes," "expects," "given," "targets," "intends," "anticipates," "plans," "projects," "forecasts" or similar expressions, are "forward-looking statements." Although the Company's management believes that such forward-looking statements are reasonable, it cannot guarantee that such expectations are, or will be, correct. These forward-looking statements involve a number of risks and uncertainties, which could cause the Company's future results to differ materially from those anticipated. Potential risks and uncertainties include, among others:  general economic conditions and conditions affecting the industries in which the Company operates; the uncertainty of regulatory requirements and approvals;  fluctuating mineral and commodity prices; risks of junior exploration and pre-production activities;  the Company’s ability to successfully integrate Continental Resources Group business and assets into its own existing business; maintenance of important business relationships.  Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in the Company’s and Continental Resources Groups filings with the SEC including the Annual Reports of each of the companies on Form 10-K for the year ended December 31, 2010 and Quarterly Reports on Form 10-Q for the quarterly period ended June 30, 2011, and each subsequently filed Current Report on Form 8-K.  The Company assumes no obligation to update any of the information contained or referenced in this press release.

Contact:

Sagebrush Gold, Ltd.
1640 Terrace Way
Walnut Creek, CA 94597

David Rector, President
877-705-9357
Barry Honig, Chairman
305-571-1000

Email: info@sagebrushgold.com
www.SagebrushGold.com